Exhibit 10.1

July 27, 2009

Timothy Weller

Re: EnerNOC Chief Financial Officer & Treasurer

Dear Timothy,

On behalf of EnerNOC, I am very pleased to offer you a position as EnerNOC’s Chief Financial Officer & Treasurer.  As Chief Financial Officer & Treasurer, you will assume the responsibilities of managing EnerNOC’s financial operations as directed by the Chief Executive Officer of the company, to whom you will report.  In addition to finance and accounting, you will be responsible for investor relations, facilities, information technology and other operational areas as assigned to you from time to time by the CEO and board of directors.  This letter will confirm our offer of employment under the terms and conditions that follow:

Offer Specifics:

•                  Start Date: July 31, 2009 (“Start Date”)

•                  Salary: Biweekly salary of $11,538.47 ($300,000.00 annually). Periods of less than two weeks will be prorated accordingly.

•                  Bonus Plan: During employment, you will be considered annually for a bonus pursuant to EnerNOC’s annual bonus program, as amended and in effect from time to time.  Your target bonus will be 65% of your base salary. The amount of the bonus that will be payable to you, if any, will be determined in part by the Company’s assessment of your individual performance against goals established annually for your position and in part by the Company’s assessment of its overall performance against its budget and other corporate goals to be established annually. This bonus amount will be pro-rated based upon your date of hire and you must be actively employed by EnerNOC on the date of payment to guarantee eligibility.

•                  Stock Options:  The Company will recommend to its Board of Directors that it grant you an option to purchase 80,000 shares of the Company’s common stock at its fair market value on the date of the grant (the “Option”), as determined by our board of directors.  The Option is subject to the 2007 Employee, Director and Consultant Stock Plan (the “Plan”), the option certificate, and any other applicable stock option agreement, shareholder agreement and other restrictions or provisions that are generally applicable to shares purchased by Company employees, as each of these may be amended from time to time by the Company.  As set forth in the Plan, the Option is subject to a four-year vesting cycle, with vesting beginning one year after the Start Date and occurring on a monthly basis thereafter, provided you remain employed by the Company.  The number of options that will vest one year from your Start Date is 5,000.  The remaining 75,000 options will vest on a monthly basis thereafter in equal amounts.

•                  Restricted Stock: The Company will recommend to its Board of Directors that it grant you 20,000 shares of restricted stock in accordance with the “Plan”.  The 20,000 shares will no longer be subject to the lapsing forfeiture right one year after your Start Date.

•                  Benefits: Full-time employees are eligible to participate in all Company benefit plans, which include but are not limited to medical, dental, life, short-term and long-term disability insurance and a 401(k) Plan.  Participation in Company benefit plans will be subject to the terms of all applicable plan documents and all Company policies regarding benefits.

•                  Paid Time Off: During employment, you will be entitled to earn paid time off (PTO) in accordance with the Company’s Paid Time Off Policy.  Pursuant to the Policy, you will earn 7.693  hours of PTO per pay period up to a maximum of 200 hours (25 days) per year. PTO will be pro-rated for any pay period that is not worked in full.

•                  Expenses:  The Company will reimburse you for all reasonable travel and business expenses, in accordance with the EnerNOC Travel and Expense Policy.

•                  Proof of Eligibility: The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of all new employees.  Accordingly, you will be required to complete a Form I-9 when you begin work.  We will not be able to employ you if you do not provide us with the appropriate documents required by the Form I-9 in a timely manner.

•                  All employees may be subject to promotion, transfer or reassignment from time to time, as the Company determines appropriate.

•                  While you are employed, you will be required to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company, and to abide by all Company policies and procedures in effect from time to time.  Notwithstanding the above, it is understood that you may devote time to your personal investments, civic and charitable activities, and as a non-executive member of up to two Boards of Directors such that these outside activities do not unreasonably interfere with your duties at the Company.

•                  Confidential Information and Restricted Activities: As a condition of your employment, you will be required to sign the Company’s standard Employee Agreement (the “Agreement”), no later than the first day of your employment.  A copy of the Agreement is enclosed with this letter. By signing this offer letter, you represent and warrant to EnerNOC that your employment with the Company and fulfillment of the duties of your position will not breach or be in conflict with any other agreement you have with any former employer or other person or entity.  You also represent and warrant that you are not subject to any covenant against competition or similar covenants, or any other legal obligation, that would restrict or otherwise affect the performance of your duties and responsibilities to the Company. You agree that you will not bring with you, disclose or use on behalf of the Company any confidential or proprietary information of any former employer or other third party without that party’s consent.

•                  At-Will Status of Employment:  This letter and your response are not meant to, and do not, constitute a contract of employment for a specific term.  Your employment with the Company is at-will.  This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.

•                  Withholding:  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

•                  MISC:  Our agreement consists of several employment-related documents in addition to this letter, including the Employment Agreement, the Severance Agreement, the Executive Stock Non-Qualified Stock Option Agreement, the Executive Incentive Stock Option Agreement, and the Restricted Stock Agreement. In the event there is a conflict of terms among this letter and the other of your employment-related documents that together as a whole comprise your employment documents, the terms of this offer letter shall be first in priority and the terms of the Severance Agreement shall be second in priority.

In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment, that are not set forth expressly in this letter.

Timothy, we are excited about the prospect of you joining our team, because we believe that your talents, experience and business judgment will benefit the Company significantly.  Please confirm your acceptance of this offer by signing below and returning this letter to me no later than Monday, July 27, 2009.    At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above.  I will be happy to discuss this offer with you in more detail should you have any questions.

Sincerely,

/s/ Timothy G. Healy
Timothy G. Healy, Chairman and Chief Executive Officer

	Signed	/s/ Timothy Weller

	Name	Timothy Weller

	Date	7/27/09